Exhibit 1.  Articles of Incorporation.

ARTICLES OF INCORPORATION
STATE OF WYOMING
Secretary of State
Filed April 9, 1997

Name of Corporation:  Preferred Investments, Inc.

Resident Agent:  Laughlin Wyoming, Inc.
1704 Westland Road, Cheyenne, WY 82001.

Number of Shares the corporation is authorized to issue:
Unlimited with no nominal par value.

Governing Board shall be styled as Directors. The First Board of Directors shall consist of 1 member, Michael P. Martin, 1704 Westland Road, Cheyenne, WY 82001.

Signature of Incorporators: The names and address of each incorporator signing the articles: /s/ Michael P. Martin, 1704 Westland Road, Cheyenne, WY 82001.